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                   Exhibit No. 11
     Statement re Computation of Earnings Per Share


                                             Year Ended
                                          December 31, 1996
                                          -----------------

Net income                                  $  9,424,724
                                               =========
Weighted average shares outstanding            4,158,271

Common stock equivalents due to dilutive
  effect on stock options                        277,397
                                               ---------
Total weighted average common shares
  and equivalents outstanding                  4,435,668
                                               =========
Primary earnings per share                  $       2.12
                                               =========
Total weighted average common shares
  and equivalents outstanding                  4,435,668

Additional dilutive shares using the
  end of period market value versus
  the average market value when
  applying the treasury stock method              31,699
                                               ---------
Total weighted average common shares
  and equivalents outstanding for
  fully diluted computation                    4,467,367
                                               =========
Fully diluted earnings per share            $       2.11
                                               =========